Exhibit 10.1

THIS AGREEMENT made the 18th day of April, 2012 Between  SIM SEE HUA [NRIC No. 580120-10-5047(5334053)] of Lot 187, No. 3, Jalan Langit Biru, Country Heights, 43000 Kajang and NG OOI WAH [NRIC No. 580425-10-6112] )] of Lot 187, No. 3, Jalan Langit Biru, Country Heights, 43000 Kajang (hereinafter collectively referred to as "the Vendor") of the one part And PGCG ASSETS HOLDINGS SDN BHD (Company No. 983271-U), a company incorporated in Malaysia under the Companies Act, 1965 with its registered office at 37-2 (Room 1), @nd Floor, Jalan Metro Perdana 7, Taman Usahawan Kepong, Kepong Utara, 52100 Kuala Lumpur  (hereinafter referred to as "the Purchaser") of the other part.

ARTICLE I

RECITALS

Section 1.01	The Company

DUNFORD CORPORATION SDN BHD (Company Registration No. 205451-T) is a company incorporated in Malaysia under the Companies Act, 1965 with its registered office at No. 3, Jalan Satu, Taman Maju, Off Jalan Semenyih, 43000 Kajang, Selangor Darul Ehsan (hereinafter referred to as "the Company").

Section 1.02	The Land

The Company is the registered owner of two pieces of vacant land more particularly described as follow:-

(i)
GM1898 for Lot 41645 in the Mukim of Ceras, Tempat Sekamat, Daerah Hulu Langat
measuring approximately 6,059 square metres in area
Category of land use : Pertanian
Express Condition : Tanaman Getah
Encumbrance : Charged to Alliance Bank Malaysia Berhad (88103-W)

(ii)
GM 26166 for Lot 1211 in the Mukim of Ceras, Daerah Hulu Langat
measuring approximately 120,899.6438 square meters
Category of land use : Bangunan
Express Condition : Bangunan Kediaman
Encumbrances : Charged to RHB Bank Berhad (6171-M)

A copy each of the titles to the Land is attached herewith as Appendix I (hereinafter collectively referred to as “the Land”).

Section 1.03	The Vendor' Shares

Each of the Vendor is the registered and/or beneficial owner of  such number of ordinary shares of nominal value Ringgit Malaysia One (RM1.00) only each in the paid up capital of the Company set out opposite each of them below making a total of Two Hundred And Forty Two Thousand (242,000) such ordinary shares in the paid up capital of the Company (hereinafter referred to as "the Vendor' Shares"):-

Shareholder	Number of Ordinary Shares

SIM SEE HUA	241,999

NG OOI WAH	1

Section 1.04	Agreement to Sell and Purchase

The Vendor has agreed to sell and the Purchaser has agreed to purchase all the Vendor’s Shares  (hereinafter referred to as "the Sale Shares") free from all liens pledges charges and encumbrances and with all rights whether now or hereafter attached thereto and on condition that the Company shall continue to own the Land free from encumbrance and with vacant possession as at the Completion Date at the total  sale price of Ringgit Malaysia Fifty Five Million (RM55,000,000.00) (hereinafter referred to as "the Purchase Price") upon the terms and conditions hereinafter contained.

ARTICLE II

INTERPRETATION

Section 2.01	Interpretation

In this Agreement:-

(a)	"the Act" means the Malaysian Income Tax Act, 1967;

(b)
"the Balance Sheet Date" means 31st December [2010] and "the Accounts" means the audited accounts of the Company as at the Balance Sheet Date and the up to date Management Account as at 15th March 2012, a copy of the Accounts is annexed hereto as  "Appendix II";

(c)	"the Companies Act" means the Malaysian Companies Act, 1965;

(d)	“the Company’s Secretary” means HOW PAK LEE (MACS 00078);

(e)
“Completion Date” means the date falling five (5) months from the date hereof together with an extension of one (1) month thereafter subject to interest payment on the unpaid portion of the Purchase Price at the rate of eight per centum (8%) per annum from the expiry of the first five (5) month period to the date of full realisation thereof, such interest to be payable only in advance before the expiry of the said five (5) months and any surplus thereof upon full settlement of the Purchase Price shall be refunded free of interest to the Purchaser;

(f)	“the Purchaser’s Solicitors” means of Messrs Ching, Tan & Associates, Suite A-2-3, Level 4, Block A, Menara Uncang Emas (ue3), 85, Jalan Loke Yew, 55200 Kuala Lumpur.

(g)	“the Vendor’s Solicitors” means Messrs Sia Boon Chee & Co., Advocates and Solicitors, No. 12, 2nd Floor, Jalan Jeloh 3, Off Jalan Bukit, 43000 Kajang, Selangor Darul Ehsan.

(h)
"tax" includes all forms of taxes, duties, levies and including but not limited to income tax, corporation tax, real property gains tax, development tax, sales tax, customs and excise duty and stamp duty, deferred tax of any nature and all costs charges interest penalties surcharges and expenses relating to any disallowance of relief or claim for taxation;

(i)	save as herein otherwise expressly provided expressions defined in the Act or in the Companies Act have the meanings therein given to them;

(j)
references to any statute or statutory provisions are to such statute or provisions as from time to time re-enacted or (with effect from a date on or before the date hereof) amended and reference to any statute or statutory provision which has replaced another statute or statutes or a corresponding provision of another statute or statutory provision is to be read as or as including reference to that other statute, statutes or statutory provision;

(k)	references to the singular include the plural and vice versa and references to any gender include any other genders;

(l)
where there are two (2) or more persons comprised in "the Vendor" or "the Purchaser", any undertakings, agreements or warranties shall be binding upon such persons comprising the party jointly and severally.

ARTICLE III

AGREEMENT TO SELL AND PURCHASE

Section 3.01	Agreement to Sell and Purchase

In consideration of the Purchaser paying to the Vendor the Purchase Price  in accordance with the terms and conditions herein, the Vendor shall sell and the Purchaser shall purchase the Sale Shares free from all liens pledges charges or encumbrances and with all rights which are now or which at any time prior to the completion hereunder may become attached thereto and upon the condition that the Company shall continue to own the Land, free from encumbrance and with vacant possession and on “as is where is basis” right up to the Completion Date  but subject to the terms and conditions hereinafter appearing.

Section 3.02	Agreement Basis

Without prejudice to the generality of the other provisions herein, the Vendor and the Purchaser hereby irrevocably agree and confirm that for the purpose of this Agreement the sale and purchase of the Sale Shares is negotiated and shall unless otherwise agreed to in writing by the parties hereto be concluded STRICTLY on the following basis:-

(a)
the Company owns and shall continue to own right up to the Completion Date  the Land, free from encumbrance and with vacant possession and there shall be no adverse change in the condition and state thereof as from the date hereof;

(b)
on completion date, the Company shall be free from all whatsoever liabilities including all whatsoever contingent or deferred  liabilities including all taxes, the Liabilities as hereinafter defined and also free from the Current Director’s Advance as hereinafter defined;

(c)
the information and particulars rendered herein and the facts and figures disclosed herein by the Vendor whether in the Recitals hereof or otherwise, the warranties, statements, disclosures, representations, descriptions, statements of accounts on the part of the Vendor as regards the assets, undertakings, businesses, liabilities, obligations or otherwise and the financial position of the Company are true and do correctly reflect the actual state and condition of the matters therein contained;

(d)
upon completion of this Agreement, the Purchaser shall be entitled to all the dividends, bonuses and other benefits and rights attached to the Sale Shares distributed, declared, announced or accrue after the Completion Date; and

(e)
upon completion of this Agreement, and unless otherwise agreed herein, the Company shall transfer out or remove from the Company the necessary licenses, permits, approvals, consents of the relevant authorities for its businesses (if relevant).

ARTICLE IV

THE PURCHASE PRICE

Section 4.01	Payment of the Purchase Price

The Purchase Price amounting to RINGGIT MALAYSIA FIFTY FIVE MILLION (RM55,000,000.00) only shall be paid by the Purchaser to the Vendor in the following manner:-

Firstly, upon execution of this Agreement, the Purchaser shall pay to the Vendor the sum of Ringgit Malaysia Four Million And Four Hundred Thousand (RM4,400,000.00) only which together with the sum of Ringgit Malaysia One Million And One Hundred Thousand heretofore paid by the Purchaser aggregating to Ringgit Malaysia Five Million And Five Hundred Thousand (RM5,500,000.00) only (the receipt of which the Vendor hereby acknowledge) shall hereinafter be referred to as “the Deposit”.

Secondly, the balance thereof amounting to Forty Nine Million And Five Hundred Thousand (RM49,500,000.00) only (hereinafter referred to as “the Balance Purchase Price”) shall be paid within the Completion Date as stated in Section 2.01 in three  tranches as follows:-

(i)
Firstly, a sum sufficient to redeem the Land from the registered Chargees shall be released directly by the Purchaser to the respective Chargees in order to fully redeem the Land (hereinafter referred to as “the Redemption Sum;

(ii)
Secondly, upon the presentation of the Discharge of Charge for registration at the relevant land office/registry, the Purchaser shall release such part of the Balance Purchase Price less the Redemption Sum as shall be sufficient to settle all the liabilities of the Company as indicated in the Accounts (except for the account owing to a director as at the completion date)   (hereinafter referred to as “the Liabilities”) to the Vendor’s Solicitors, as stakeholder, who shall forthwith upon receipt of the same settle the sum directly with the creditors of the Company to render the Company free from whatsoever liabilities including the Liabilities. (the amount under the account owing to the director as at the completion date referred to herein is hereinafter called “the Current Director’s Advance”);

(iii)
Thirdly, upon the presentation of the Discharge of Charge for registration at the relevant land office/registry and after confirmation by the Vendor’s Solicitors to the Purchaser that the Vendor’s Solicitors have duly complied with Subsection (ii) above in settling all the Liabilities , the Purchaser shall pay to the Vendor or its solicitors as the case maybe the final Balance Purchase Price less the Redemption Sum less the Liabilities in accordance with Section 6.01 (a) below.

In order to ensure the expeditious completion of this Agreement,  the Vendor shall cause the Company to request for the Redemption Statement in favour of the Purchaser to be issued by the respective Chargees within fourteen (14) working days from the date of request by the Purchaser or the Purchaser’s Solicitors together with an undertaking by the respective Chargees to refund the Redemption Sum in the event the Discharge of Charges executed by the respective Chargees cannot be registered for any reason whatsoever and the Vendor shall also cause the Company to ensure that the respective Chargees shall  forward, within fourteen (14) working days from the date of receipt by the respective Chargees of the respective Redemption Sum, the original issued documents of titles to the Land, the Duplicate Charges, the duly executed Discharge of the Charges and all other relevant documents (hereinafter collectively referred to as “the Discharge Documents”) to the Purchaser or the Purchaser’s Solicitors. The Vendor’s Solicitors shall also settle all the Liabilities of the Company within fourteen (14) days from the date of receipt by the Vendor’s Solicitors of the amount sufficient for such purpose from the Purchaser.

Any number of days exceeding the fourteen (14) working days referred to above taken by the Chargees to either issue the Redemption Statement or to return the Discharge Documents or taken by the Vendor’s Solicitors to issue the confirmation to the Purchaser that the Liabilities have been fully settled  shall be excluded from the calculation of the Completion Date and the Completion Date shall be automatically extended by such  number of days taken  by any one of the Chargees or the Vendor’s Solicitors in excess of the said fourteen (14) working days free of interest.

The parties hereto hereby agree that all Redemption Sum paid to the Chargees or paid towards settlement of the Liabilities and/or the Current Director’s Advance shall be deemed to be payment towards account of the Purchase Price by the Purchaser.

Section 4.02	Release of Balance Purchase Price

(a)
The Vendor’s Solicitors is authorised to release the Balance Purchase Price and any other money received and due to the Vendor  (if any) after seven (7) days the documents as stated in Section 5.01 (A) are delivered to the Purchaser’s Solicitors.

(b)
For avoidance of doubt, payment of Balance Purchase Price and any other money due to Vendor is deemed receipt by the Vendor’s Solicitors, upon clearance of the Purchaser’s payment cheque unless the Purchaser is a cash Purchaser

ARTICLE V

DEPOSIT OF DOCUMENTS

Section 5.01	Deposit of Documents

(A)
Simultaneously with the execution of this Agreement, the Vendor shall deposit with the Vendor’s Solicitors as stakeholders the following documents (hereinafter referred to as "the said Documents")  with a photocopy each be extended to the Purchaser’s Solicitors:-

(a)	the share certificate(s) for the Sale Shares together with the relevant transfer form(s) duly executed in escrow;

(b)	a resolution of the Company duly signed by all the directors approving the transfer of the Sale Shares in favour of the Purchaser;

(c)
the resignation letters of the existing directors of the Company duly signed with confirmation that there is no further claim against the Company together with the board of directors’ resolution duly signed by the existing directors of the Company appointing the nominees of the Purchaser as directors of the Company;

(d)
the resignation letters of the existing secretaries of the Company duly signed with confirmation that there is no further claim against the Company together with the board of directors’ resolution duly signed by the existing directors of the Company appointing the nominees of the Purchaser as secretaries of the Company and accepting the resignation of the existing secretaries of the Company.

(B)	Upon the execution of this Agreement, the Purchaser shall deliver a copy each of the following documents to the Vendor’s Solicitor:-

(a)	Member’s and Director’s resolution approving the purchase of the Sale Shares:

(b)	A certified copy of M&A, Forms 24, 44, 49 of the Purchaser.

ARTICLE IV

COMPLETION OF SALE AND PURCHASE AND EVENTS THEREAFTER

Section 6.01	Completion

Subject to the provisions of this Agreement, the sale and purchase of the Sale Shares shall be completed on the Completion Date where and when:-

(a)	the Purchaser shall pay the Balance Purchase Price less the Redemption Sum and less the Liabilities by way of two banker’s cheques in the following manner:-

(i)	Firstly, a sum equivalent to the Balance Purchase Price less the Redemption Sum, the Liabilities and the Current Director’s Advance to the Vendor as the final balance of the Purchase Price; and

(ii)
Secondly, a sum equivalent to the Current Director’s Advance to the relevant director to settle in full the said Current Director’s Advance and the same shall be treated as an advance by the Purchaser to the Company to settle the said Current Director’s Advance. In this connection, the Vendor’s Solicitors shall confirm in writing the exact amount of the Current Director’s Advance within four (4) days from the written request of the Purchaser or the Purchaser’s Solicitors;

(b)	the Vendor’s Solicitors shall deliver to the Purchaser the said Documents whereupon the Purchaser shall be entitled to cause the said Documents to be duly registered in its favour;

(c)
the Company Secretary shall deliver all the minutes, statutory documents, shares register, cheque books, tax documents, accounts, bank statements, common seals, unissued share certificates, rubber stamps, all contract documents whether already expired, terminated or not, all other documents, instruments, deeds, goods, belongings and effects of the Company to the Purchaser;

Section 6.02	Transfer of the Other Businesses of the Company

Within One (1) month from the Completion Date or such other extended period as may be agreed to in writing by the Purchaser, the Vendor shall cause to be transferred out from the Company all the businesses, affairs or matters concerning the insurance agency and secretarial services rendered by the Company to its associates and in this connection the vendor hereby irrevocably undertake to indemnify and keep the Purchaser and/or the Company indemnified against all damages, losses, compensations, costs, fines, taxes, penalties, writs, summons, legal actions, government proceedings, arbitrations, charges and other monies howsoever suffered by Purchaser or the Company arising from, in connection with or incidental to the  insurance agency and/or secretarial services business of the Company.  For purpose of compliance with this provision, the Vendor may, before the signing of this Agreement or the Completion Date, do or carry out such acts as to cause the transfer of the aforesaid businesses to its associates.

Section 6.03	Miscellaneous Matters Upon Completion

The parties hereto hereby agree to the following:-

(a)
The Purchaser shall cause the Company to return or reimburse the Vendor any advance tax payments or tax paid in excess  by the Company for the year 2012 upon the determination of the same by the Company’s tax agent or auditors on or before the Completion Date; and

(b)
On or before the date of completion of the sale and purchase herein, the Purchaser and the Vendor shall assist each other to close the existing bank accounts of the Company and transfer all monies standing to the credit in the said accounts to the Vendor.

ARTICLE VII

REPRESENTATION AND WARRANTIES

Section 7.01	Representation and Warranties

(A)	The Vendor hereby represents to and warrants with the Purchaser that save as disclosed in writing by the Vendor to the Purchaser prior to the execution of this Agreement:-

(1)
All documents required by the Companies Act to be filed with the Registrar of Companies in respect of the Company have been duly filed and compliance has been made with all other legal requirements in connection with the formation of the Company and with all issues and allotments of its shares.

(2)	No breach of any of the provisions of the Companies Act has been committed by the Company in relation to the Company.

(3)	Since the date of its incorporation, no alteration has been made to the Memorandum or Articles of Association of the Company except the increase of authorised share capital.

(4)	The Vendor has good and impeccable title to the Sale Shares and have the legal capacity to execute the transfers thereto to the Purchaser in accordance with this Agreement.

(5)
No winding-up proceedings under the Companies Act is pending against the Company as at the date hereof. As at the date hereof, the Vendor to the best of its knowledge, is not aware of any imminent winding-up proceedings against the Company. Neither is the Company involved as a party in any litigation, arbitration proceedings, government proceedings or inquiry.

(6)
No loan or share capital of the Company has been created or issued or agreed to be created or issued and pending actual completion and no loan or share capital will be created or issued or agreed to be created or issued.

(7)	No loan or share capital of the Company has been put under option or agreed to be put under option.

(8)
All the registers and records of the Company contain true and accurate records of the matters purporting to be contained therein or dealt with thereby and the Company has not received notice of any application or intended application under the provisions of the Companies Act or otherwise for the rectification of any register or record or notice of any contention that may register or record of the Company is in any respect inaccurate or improperly kept.

(9)
The Accounts comply with the requirements of the Companies Act and are true and accurate in all material respects and give a true and fair view of the financial position (including the values of the assets including the Land and the amounts of the liabilities actual or contingent and accruing or accrued whether or not quantified and whether for tax or otherwise including the Liabilities) of the Company as at the Balance Sheet Date and the Accounts have been prepared on a basis consistent with that adopted in previous years and in a form and manner appropriate to the businesses of the Company.

(10)
For the purposes of the Accounts the stock-in-trade and work in progress of the Company has been valued on a basis consistent with that adopted for the purposes of the respective audited accounts of the Company for the year ended with the Balance Sheets Date and with basis and policies of accounting adopted in the preparation of the said audited accounts.

(11)
The Company has not since the Balance Sheet Date entered into any transaction that is prejudicial to the Company nor has the Company in any way departed from the normal course of its day to day business whether as regards the nature, scope or manner of conducting the same.

(12)
Since the Balance Sheet Date save for the purpose of transferring the businesses of the Company as provided in Section 6.02,  no contract or arrangement has been entered into by the Company which is unusual or of a long term nature or involves or may involve obligations of a nature or magnitude calling for special mention or involves or may involve the disposal of any assets of the Company at less than the higher of book or market value or the acquisition of any asset at a price in excess of its market price or is not negotiated on an arm's length basis or differs from the ordinary contracts or arrangements necessitated by the businesses of the Company or is restrictive of the activities of the Company in the conduct of any of its business.

(13)
The Company is the sole beneficial owner and has good and marketable title to all the assets included in the Accounts including the Land (less any already notified in writing to the Purchaser as disposed of since then or any hereafter disposed of with the Purchaser's written consent) and to all assets acquired thereafter prior to actual completion.

(14)	There is not outstanding any guarantee or contract for indemnity or for suretyship by the Company except for the existing Charges on the Land.

(15)
The Company is not engaged in litigation (civil or criminal) or arbitration or any proceedings or enquiries before any governmental municipal or other official commission board tribunal or other administrative judicial or quasi judicial agency and having made all reasonable enquiries the Vendor does not know of any facts which are likely to give rise to the same save those specifically disclosed in writing to the Purchaser prior to the execution of this Agreement.

(16)	the Company does not have any worker or employee other than the directors;

(17)
The Company is duly qualified as a legal person in all jurisdictions in which it transacts business requiring such qualifications and has the right to own property including the Land  and transact business therein in a manner in which the business is conducted and the Company has conducted its business in accordance with all relevant laws and regulations of all such jurisdictions.

(18)	No contractual arrangement to which the Company is a party will be abrogated or affected by the change in ownership of the Company which will result from the implementation of this Agreement.

(19)
The Company is not a party to any agreement or arrangement with any other person in which the Vendor or any of the directors of the Company is directly or indirectly interested which is material to any of its business of the Company save those disclosed in writing to the Purchaser prior to the execution of this Agreement.

(20)           There is not outstanding:-

(a)	any contract of service between the Company and any of its directors or employees which is not determinable by the Company; or

(b)
any liability (other than any herein disclosed) on the part of the Company to any person who is or has been one of its directors or employees and for the purpose liability includes an unenforceable obligation and if any, letter of waiver from the concerned party shall be obtained.

(21)(a)The Company has duly made or given all returns declarations information and notices for tax purposes which are required to have been made or given and all such returns declarations information and notices made by the Company are up to date and correct and on a proper basis and none of these is the subject of any dispute with the authorities.

(b)	The Company has not received an assessment which understates its liability to tax or any payment from the authorities to which it is not entitled.

(c)
Every assessment to tax received by the Company and not fully discharged and every statutory notice concerning tax from the authorities so received and still current has been disclosed in writing to the Purchaser.

(d)	The Company has paid all tax which it is liable to pay and the Company is not liable to pay any penalty or interest in connection with any claim for tax.

(e)
The Vendor has disclosed in writing to the Purchaser every notice application for clearance and election given or made to the Inland Revenue by the Company (not being a notice required to be given by law).

(22)	No power of attorney of whatever nature has been given by the Company to any person body or corporation.

(23)	There is no agreement, arrangement or share option between the Vendor and other person/persons as regards the Sale Shares.

(24)
Since the Balance Sheet Date, no dividends have been declared or paid and no distribution of capital made in respect of any share capital of the Company and no loan (otherwise than in ordinary course of day to day business) or loan capital of the Company has been repaid in whole or in part and before the date of actual completion no such dividends will be declared or paid and no such distributions made and no loan (otherwise than in the ordinary course of day to day business) or share or loan capital will be repaid in whole or part save with the prior written consent of the Purchaser.

(25)	the Vendor is not aware of nor has he received any notice of acquisition or intended acquisition affecting the Land or any part thereof from any relevant authority.

(26)	The Company is not in default of any material obligation of any nature whatsoever legally binding upon it.

(27)	The Company is not under any obligation to increase the rates or remuneration or to pay any bonus to any of its directors or employees at any future date whether with or without retrospective effect.

(28)
The Land is free from all encumbrances and/or all whatsoever caveats save as disclosed to the Purchaser herein and the Land is free from any tenancy, lease, easement, prohibitory order, trust, lien, license or occupiers, whether legal or otherwise and the Vendor shall be able to ensure vacant possession of the Land to remain with the Company upon completion of this Agreement.

(29)
The Company or the Vendor has complied with the category of land use and the express or implied  condition of use of the Land and has not permitted any illegal use of the Land that may entitle the forfeiture of the Land by the relevant land authorities.

(30)	The Company has paid up to date all the quit rent and assessments rates for the Land.

(31)
The Vendor declare that he has acquired the Sale Shares for more than 5 years. The Company is a property developer and as such the disposal of the Sale Shares to the Purchaser by the Vendor will not attract any Real Property Gains Tax.

(32)
All the warranties and representations by the Vendor herein and the warranties and representation by the Vendor prior to the execution of this Agreement are true and accurate with regard to all the matters referred thereto.

(B)           The Purchaser warrants and represents that:-

(1)	The Purchaser has the legal capacity to execute this Agreement.

(2)
No winding-up proceedings under the Companies Act is pending against the Purchaser as at the date hereof. As at the date hereof, the Purchaser to the best of its knowledge, is not aware of any imminent winding-up proceedings against the Purchaser. Neither is the Purchaser involved as a party  in any litigation, arbitration proceedings, government proceedings or inquiry that will affect or prejudice the purchase hereof.

Section 7.02	Continuing Nature of Representation and Warranties

The Vendor hereby warrants the Purchaser that the warranties and representations hereinbefore set out will be true as if given immediately prior to completion with reference to the facts then existing as well as at the date hereof.

Section 7.03	Indemnity

If there shall be any breach of any of the said warranties or representations the Purchaser shall (without prejudice to any right to rescind this Agreement) be entitled to indemnity in respect of any loss resulting from such breach. If at any time after the Completion Date it shall be found that any matter which is the subject of any warranty herein set out was not at that date as warranted and that the Vendor is in breach of warranty in respect thereof and the effect of such breach is that the Company has incurred or incurs any liability or contingent liability which would not have been incurred had there been no such breach of warranty, then the Vendor will make good to the Company and/or the Purchaser the loss occasioned by such liability.

Section 7.04	Disclosure

The Vendor will forthwith disclose in writing to the Purchaser any matter relating specifically to the Company, the Land or the Sale Shares  which becomes known to the Vendor between the date hereof and completion which is inconsistent with any of the said warranties or representations and which is material to the Purchaser in this transaction.

ARTICLE VIII

COVENANTS AND UNDERTAKINGS BY VENDOR

Section 8.01	Undertakings by Vendor Pending Completion

The Vendor hereby undertakes with the Purchaser that as from the date hereof and pending completion of the sale and purchase herein, unless with the prior written consent of the Purchaser first had and obtained, the Vendor shall ensure that the Company will:-

(1)	unless otherwise provided in this agreement, continue to conduct its present business until completion according to its present practice and in usual course of business;

(2)
unless otherwise provided in this agreement, not prior to completion enter into or suffer any transaction or event prejudicial to its business or to any of its assets or which may give rise to any liability;

(3)
unless otherwise provided in this agreement, not sell, transfer, lease, let, encumber, dispose of or otherwise howsoever deal or part with the possession of any of the Company's assets, properties and undertakings or any part or parts thereof including the Land;

(4)	not give indemnities or enter into any guarantees sureties or contracts whatsoever with any person body or corporation or on behalf of any person body or corporation;

(5)	not incur any borrowing or indebtedness;

(6)	not create or issue or agree to create or issue any share or loan capital or give or agree to give any option in respect of any share or loan capital;

(7)
not enter into any abnormal or long-term contract or capital commitment unless the same is with the prior written consent of the Purchaser for the purpose of this Agreement the expression "long-term" shall have the specific meaning of any length of time which exceeds ninety (90) days;

(8)	not do or suffer anything whereby the Company's financial position shall be rendered less favourable than that at the Balance Sheet Date;

(9)
save and except for transaction of ordinary businesses at the annual general meeting of the Company, not pass any other resolution by the Company in general meeting or make any alteration to the provisions of the Company's memorandum and articles of association;

(10)	not in any way depart from the normal course of its day to day business either as regards the nature, scope or manner of conducting the same;

(11)
not pay or agree to pay to any of the directors or officers of the Company any remuneration or other emoluments or benefits whatsoever other than those which have been disclosed to and agreed by the Purchaser;

(12)	not acquire any assets on hire purchase/leasing on deferred payment terms;

(13)	not permit any lien to exist on any of the Company's assets including the Land.

ARTICLE IX

TERMINATION

Section 9.01	Termination by Purchaser Upon Vendor’s Non-fulfilment of Warranties or Representations

In the event of any breach or non-fulfilment of any of the said warranties and representations or any of the agreement basis referred to in Section 3.02 hereof whensoever occurring any breach or non-fulfilment thereof before completion or the happening or discovery before completion of any event or circumstance which would render untrue or misleading any of the said warranties or representations or any of the agreement basis referred to in Section 3.02 hereof or if the Vendor shall default with regard to any of his obligations herein the Purchaser shall give a (14) working days written notice to the Vendor to rectify the default and if the Vendor fails to do so, the same shall entitle the Purchaser to terminate this Agreement whereupon the Vendor shall refund to the Purchaser all such sums as shall have been paid by the Purchaser to the Vendor or the Vendor’s Solicitors or paid in accordance with this Agreement for the benefit of the Vendor or the Company towards account of the Purchase Price including the Deposit  together with another sum equivalent to the Deposit as liquidated damages to the Purchaser and in exchange thereof, the Vendor’s  Solicitors shall return to the Vendor the said Documents and thereafter neither party shall have any claim against the other.

Section 9.02	Termination By Vendor Upon Default by Purchaser

In the event that the Purchaser shall default in settling the Purchase Price with the Vendor in accordance with Section 4.01 or breach any material term or condition herein provided or fail to perform any of its obligations herein provided, the Vendor shall be entitled to:-

(a)           specific performance and/or damages against the Purchaser; or

(b)
by a written notice to the Purchaser, terminate this Agreement, whereupon the Vendor shall be entitled to forfeit the Deposit as liquidated damages but shall refund without interest all other sums already paid by the Purchaser to the Vendor or Vendor’s Solicitors or paid for the benefit of the Vendor or the Company towards account of the Purchase Price in accordance with this Agreement and in exchange thereof, the Vendor’s  Solicitors shall return the said Documents to the Vendor and thereafter this Agreement shall be null and void and the Vendor shall be entitled to sell the Sale Shares to any third party as unfettered owner of the Sale Shares without reference to the Purchaser.

ARTICLE X

GOVERNMENT ACQUISITION

10.1	Government Acquisition

10.1
The Vendor hereby warrants and undertakes that as at the date of this Agreement the Vendor has not received any notice of acquisition or intended  acquisition affecting the Land or any part thereof from any relevant authority.

10.2
The parties hereto further agree and confirm that in the event the Land or any part thereof is subject to any compulsory acquisition by any relevant authority after the execution of this Agreement but before the full settlement of the Purchase Price in accordance with this Agreement, the Purchaser shall be entitled at its discretion to elect either one of the following options:-

(a)
to terminate this Agreement whereupon all such sums of money paid by the Purchaser towards account of the Purchase Price shall be refunded free from any interest to the Purchaser within fourteen (14) days from the date of receipt by the Vendor of the notification to terminate from the Purchaser's Solicitors thereafter neither party hereto shall have any claim against the other except for antecedent breach(es); or

(b)
to continue with this Agreement in which event the Purchaser shall be entitled to all the compensation payable by the Government in respect of the compulsory acquisition of the said Property or any part thereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01	Duration of Undertakings Warranties and Representations

All undertakings warranties representations indemnities and other obligations of whatsoever type given made or undertaken pursuant to this Agreement shall (except for any obligations fully performed prior to or a actual completion) continue in full force and effect notwithstanding actual completion of this Agreement being effected.

Section 11.02	Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia and both parties submit to the jurisdiction of the Courts of Malaysia with regard to all disputes between them under this Agreement.

Section 11.03	No Variation Except By Writing

(1)
No provision of this Agreement may be voided, amended, waived, discharged, absolved, or terminated verbally nor may any breach or omission of any provision of this Agreement be waived or condoned verbally save with the consent of the parties hereto in writing.

(2)
It is hereby expressly agreed and declared by the parties hereto that the provisions and terms of this Agreement and other subsequent agreements may at any time and from time to time be varied or amended by mutual consent of the parties hereto or thereto by means of mutual exchange of letters or such other means as the parties concerned may agree upon from time to time and thereupon such amendments and variations shall be deemed to become effective and the relevant provisions of this Agreement and such other subsequent agreements shall be deemed to have been amended or varied accordingly and shall be read and construed as if such amendments and variations have been incorporated in and had formed part of this Agreement and such other subsequent agreements at the time of execution hereof.

Section 11.04	Severability

If at any time during the currency of this Agreement any provision condition term stipulation covenant or undertaking of this Agreement is or becomes illegal, void, invalid, prohibited or unenforceable in any respect the same shall be ineffective to the extent of such illegality voidness, invalidity prohibition of unenforceability without invalidating in any manner whatsoever the remaining provisions hereof.

Section 11.05	No Waiver of Rights

No failure or delay on the part of any party hereto in exercising nor any omission to exercise any right power privilege or remedy accruing to it hereunder upon any default on the part of the other party shall impair any such right power privilege or remedy or to be construed as a waiver thereof or an acquiescence in such default, nor shall any action by any party hereto in respect of any default by the other party or any acquiescence in any such default affect or impair any right power privilege or remedy of that first mentioned party in respect of any other or subsequent default.

Section 11.06	Time of the Essence

Time wherever mentioned shall be of essence of this Agreement.

Section 11.07	Costs and Expenses

Each party hereto shall bear its own solicitors' fees. Save as aforesaid, all costs and expenses including the stamp duties whether on this Agreement or the transfer of Sale Shares shall be borne and paid by the Purchaser.

Section 11.08	Notices

Any notice to be given under this Agreement shall be in writing and shall be sufficiently served on a party hereto by registered letter addressed to it at its registered office or at its address stated in this Agreement or on the Vendor at the last known address of the Vendor in Malaysia or on the Purchaser at the last known address of the Purchaser in  Malaysia  as the case may be and shall be deemed to have been received by the addressee   upon expiry of three (3) days from the date of posting.

Section 11.09	Binding On Successors-in-title

This Agreement shall be binding upon the heirs, executors, administrators, legal representatives, permitted assigns and the successors-in-title as the case may be of the parties hereto.

* * * * * * * * * * * * * * * * *

IN WITNESS WHEREOF the parties have hereunto set their hands the day and year first above written.

Signed by	)
SIM SEE HUA	)
in the presence of:-)
)
)

Signed by	)
NG OOI WAH	)
in the presence of:-)
)

The Common Seal of	)
PGCG ASSETS HOLDINGS	)
SDN BHD	)
was hereunto affixed in	)
accordance with its Articles in the	)
presence of:-)

director	director/secretary

Dated this            day of                                         , 2012

Between

SIM SEE HUA and NG OOI WAH

And

PGCG ASSETS HOLDINGS SDN BHD

SALE AND PURCHASE AGREEMENT
(DUNFORD CORPORATION SDN BHD)

MESSRS. CHING, TAN & ASSOCIATES,
ADVOCATES & SOLICITORS,
SUITE A-2-3, LEVEL 4, BLOCK A,
MENARA UNCANG EMAS (UE3),
85, JALAN LOKE YEW,
55200 KUALA LUMPUR
TEL: 60392001380    FAX: 60392001580
(DLOW.agreement-SP(sh)M&PTravel(M)SB.doc)
[Ref: LJH/KL/C/                     (12)/SP(SH)]